EXHIBIT 10.1
Description of Director Compensation

Compensation Element	Terms or Amounts
General Board Service — Cash	➢ Board retainer: $25,000
➢ Board meeting fees: none

General Board Service — Equity	➢ Initial grant: 25,000 options
➢ Annual grant: 6,000 options, granted at time of annual meeting provided director has had at least 6 months of prior service
➢ Existing directors receive one-time “true-up” grants to bring director to 25,000 share initial grant

Equity Vesting	➢ Initial grant: Three-year vest; one third will vest on each anniversary
➢ Annual grant: One-year vest after date of grant

Committee Service	➢ Eliminate per meeting fees and replace with the following retainers:

Committee	Chair	Member
Audit	$25,000	$12,500
Compensation	$7,500	$3,750
Nominating & Governance	$5,000	$2,500

Cash Fee Provisions	➢ All fees payable quarterly
➢ Directors must receive at least 50% of cash fees in the form of restricted stock grants and may receive up to 100% in the form of restricted stock grants